   As filed with the Securities and Exchange Commission on May 5, 1999.

                                                 Registration No. 333-74751
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              RITE AID CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                     5912                   23-1614034
                               (Primary Standard         (I.R.S. Employer
     (State or other              Industrial            Identification No.)
     Jurisdiction of          Classification Code
    Incorporation or                Number)
      Organization)            ----------------
                              Rite Aid Corporation
                                 30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                                Elliot S. Gerson
            Executive Vice President, General Counsel and Secretary
                              Rite Aid Corporation
                                 30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                With a Copy to:
                          Morgan, Lewis & Bockius LLP
                                101 Park Avenue
                            New York, New York 10178
                                 (212) 309-6000
                             Attn: Howard A. Kenny

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to completion, dated May 5, 1999.

Prospectus

RITE AID CORPORATION
--------------------------------------------------------------------------------

  Rite Aid Corporation offers to exchange the "Exchange Securities" consisting of up to $200,000,000 of its 5 1/2% Notes due December 15, 2000, the "2000 Notes"; $200,000,000 of its 6% Notes due December 15, 2005, the "2005 Notes"; $150,000,000 of its 6 1/8% Notes due December 15, 2008, the "2008 Notes"; and $150,000,000 of its 6 7/8% Debentures due December 15, 2028, the "Debentures" and, together with the 2000 Notes, the 2005 Notes and the 2008 Notes, the "Securities", for an identical principal amount of its outstanding Securities, the "Restricted Securities".

The Exchange Securities will:

  . have the same terms as the Restricted Securities, except the Exchange
   Securities will be registered with the Securities and Exchange Commission and you will be able to offer and sell them freely to any potential buyer. This is beneficial to you because the Restricted Securities are not registered and may not be offered or sold unless they are registered or exempted from registration under federal securities laws.

  . bear interest at the interest rates indicated above until the maturity dates indicated above accruing from December 21, 1998, the issue date of the Restricted Securities, and provide for payment semi-annually on June 15 and December 15, beginning June 15, 1999.

  . not trade on any securities exchange or through any automated quotation system. No active public market is anticipated.

The exchange offer:

  .expires at 5:00 p.m., New York City time, on         , 1999, unless
    extended.

  . is subject to customary terms and conditions, as specified in this prospectus and the accompanying letter of transmittal.

  The 2005 Notes, the 2008 Notes and the Debentures will be redeemable at our option, in whole or in part from time to time.

  See "Risk Factors" beginning on page 2 for a discussion of factors that you should carefully consider in evaluating an investment in the Securities offered in this prospectus.

  We issued the Restricted Securities in a transaction not requiring registration under the Securities Act and thus their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as holders of the Restricted Securities, requiring us to either provide you with Exchange Securities registered under the Securities Act or to register your Restricted Securities for resale. In the event we do not fulfill these obligations, we must make certain penalty interest payments to you, as described under "Exchange Offer--Purpose of the Exchange Offer."

  You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are not offering to sell or asking you to buy anything other than the Exchange Securities. We are not offering to sell or asking you to buy anything in any jurisdiction where doing so would be against the law.

  Neither the Securities and Exchange Commission nor any state securities commission has approved the Exchange Securities nor determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offence.

          , 1999

                             TABLE OF CONTENTS

                                                                            Page
                                                                            ----
THE COMPANY................................................................   2
RISK FACTORS...............................................................   2
RECENT DEVELOPMENTS........................................................   3
AVAILABLE INFORMATION......................................................   3
USE OF PROCEEDS............................................................   4
RATIO OF EARNINGS TO FIXED CHARGES.........................................   5
EXCHANGE OFFER.............................................................   5
DESCRIPTION OF THE SECURITIES..............................................  12
PLAN OF DISTRIBUTION.......................................................  19
LEGAL MATTERS..............................................................  20
EXPERTS....................................................................  20

                                  THE COMPANY

   Rite Aid Corporation, incorporated in 1968, is one of the largest retail drugstore chains in the United States. As of February 27, 1999, we operated 3,821 drugstores, which range in size from approximately 7,200 to 20,000 square feet, in 30 eastern, southern and western states and the District of Columbia. We employ over 75,000 associates.


   Pharmacy service forms the core of our business, with prescriptions accounting for 54.2 percent of sales in the fifty - two week period ended February 27, 1999. Our drugstores offer a full selection of health and personal care products, seasonal merchandise and a large private label product line in convenient locations, and a customer-oriented shopping environment. As of February 27, 1999, we had over 1,000 stores with drive-through pharmacy windows, over 260 stores that are open 24 hours per day, and over 1,900 stores with one-hour photo departments. We have added express mail with complementary services and one-hour photo departments to attract new customers and enhance customer loyalty.

   Through our Eagle Managed Care Corp. subsidiary and our recently purchased subsidiary, PCS Health Systems, Inc., one of the largest pharmacy benefit managers, we are engaged in pharmacy benefit management, marketing prescription plans and selling other managed health care services to employers, health plans and their members and government-sponsored employee benefit programs. We purchased PCS, on January 22, 1999.

   On January 7, 1999, we announced an alliance with General Nutrition Companies, Inc., a leader in the fast-growing vitamin and nutritional supplement category. Under the agreement, we will open and operate 1,500 GNC stores-within-a-store in Rite Aid stores across the country. In addition, Rite Aid and GNC will jointly market a new brand of vitamins and mineral supplements; GNC will manufacture certain of Rite Aid's private label vitamins and supplements; and Rite Aid and GNC will jointly operate a co-branded web-site that will feature nutritional information and market their vitamins and minerals.

   On December 12, 1996, we acquired Thrifty PayLess Holdings, Inc., which was one of the largest drugstore retailers in the western United States with over 1,000 stores in 10 states. We have renamed the Thrifty PayLess stores "Rite Aid" and are in the process of remodeling those stores. On August 27, 1997, we completed the purchases of K&B Incorporated and Harco, Inc. K&B operated 186 stores in Louisiana, Alabama, Mississippi, Texas, Tennessee and Florida, and in 1996 was the 13th largest drugstore chain in the U.S. in terms of sales, with sales of $580,000,000. Harco operated 146 stores in Alabama, Mississippi and Florida, and in 1996 was the 17th largest drugstore chain in the U.S. in terms of sales, with sales of $258,000,000. We have renamed all K&B and Harco stores "Rite Aid" and have completed the conversion of the systems and processes of those stores into our systems and processes.

   We are a Delaware corporation. Our principal executive offices are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011 and our telephone number is
(717) 761-2633.

                               RISK FACTORS

   There is a risk associated with our amortization of the goodwill from our purchase of PCS Health Systems, Inc. over 40 years.

   On January 22, 1999, we purchased PCS Health Systems, Inc., one of the largest pharmacy benefit managers in the country. Immediately following this purchase, our balance sheet included an amount designated as "goodwill" that represents 30% of our total assets and 107% of stockholders' equity. Approximately 52% or $1,600,000 of this goodwill, resulted from our acquisition of PCS, and represents the difference between the price we paid for PCS and the fair value of the tangible and separately measurable intangible net assets of PCS. U.S. generally accepted accounting principles, or GAAP, require us to amortize this goodwill and all other intangible assets over the entire period during which we benefit from these intangible assets. We have determined that this goodwill will benefit us for no less than 40 years. There is a risk that this determination will prove to have been incorrect and we will be amortizing this goodwill over too long a period. If we have done this, our earnings reports for the periods immediately following the acquisition will be overstated, and, in later years, we will be burdened with a continuing charge against earnings without a corresponding benefit to income. If we determine in a later year that we are no longer receiving the benefit of this goodwill, we may have to write off the remaining goodwill in that year, resulting in a reduction in earnings for that fiscal year. We and our independent accountants have reviewed the anticipated cash flow and all other factors considered when we determined the cost we were willing to incur to purchase PCS. We concluded that anticipated future cash flows associated with the intangible assets acquired when we purchased PCS will continue indefinitely. We have found no persuasive evidence that we will deplete any material portion of these intangible assets in less than 40 years. However, we can give no assurance that this determination will prove to be correct.

                              RECENT DEVELOPMENTS

   On March 12, 1999, we announced that our preliminary estimate for fully diluted earnings per share for the fourth quarter would be approximately $0.30 to $0.32 as compared to the then existing First Call analysts' consensus estimates of $0.52 per share. Subsequent to our March 12 announcement, several purported class action lawsuits were commenced against Rite Aid, Martin Grass, our Chairman, Chief Executive Officer and a director, Timothy Noonan, our President, Chief Operating Officer and a director, Franklin Brown, our Vice Chairman and a director, and Frank Bergonzi, our Senior Executive Vice President and Chief Financial and Accounting Officer in the United States District Court for the Eastern District of Pennsylvania. The plaintiffs in these suits allege that we failed to make prompt public disclosure of matters mentioned in our March 12 announcement that affected our results for the fourth quarter and seek to recover damages on behalf of all purchasers of our common stock between December 14, 1998 and March 11, 1999. On April 8, 1999, the Court approved a stipulation among counsel that, among other things, provided for consolidation of these suits. We intend to deny the material allegations in these complaints and to defend these actions vigorously.

   On March 29, 1999, we announced our unaudited financial results for the fourth quarter and year ended February 27, 1999. For the fourth quarter ended February 27, 1999, sales increased 11.7 percent to $3,565,300,000 from $3,190,600,000 for the same period in fiscal 1998. Prescription revenue accounted for 53.8 percent of drugstore sales for the quarter, and third party prescription revenues represented 86.1 percent of pharmacy sales. Net income was $73,000,000, a decrease from $119,700,000 for the same period in fiscal 1998. Diluted earnings per shares decreased to $.28 versus $.44 for the comparable period of fiscal 1998.

   Revenues for the fiscal year ended February 27, 1999, rose 11.9 percent to $12,731,900,000 from $11,375,100,000 in fiscal 1998. Prescription revenue was
54.2 percent of drugstore sales, and third party prescription revenue accounted for 85.4 percent of pharmacy sales. We recorded a charge for store closings and other costs of $289,700,000, $176,900,000 after tax. Net income was $158,000,000 or $.60 per diluted share, a decrease from $316,400,000 or $1.22 per diluted share for fiscal 1998. Excluding the store closing charge, diluted earnings per share were $1.27

                             AVAILABLE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act, relating to the Exchange Securities. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

   We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy the registration statement and any other document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. You may call the

SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Documents filed by us with the SEC are identifiable by our commission file number, 1-5742.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose information to you by referring you to those documents. These incorporated documents contain business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the exchange offer expires:

  . Annual Report on Form 10-K for the year ended February 28, 1998;

  . Quarterly Reports on Form 10-Q for the quarters ended May 30, 1998,
    August 29, 1998 and November 28, 1998 and

  . Current Reports on Form 8-K dated November 17, 1998, January 19, 1999, February 9, 1999 and March 17, 1999.

   We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus by reference. We will also provide copies of any exhibits to such documents that are specifically incorporated by reference in such documents. Requests for such copies should be directed to Investor Relations, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, telephone number (717) 761-2633, Ext. 5362.

                                USE OF PROCEEDS

   We will receive no proceeds from the exchange of Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

   We have calculated the ratios of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and that portion of rental expense which is representative of the interest factor in these rentals.

                                          Thirty-nine        Fiscal Year
                                          Weeks Ended  ------------------------
                                          November 28,
                                              1998     1998 1997 1996 1995 1994
                                          ------------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.......     1.57     2.91 2.56 3.08 3.78 1.66

                                 EXCHANGE OFFER

Purpose of the Exchange Offer

   We initially sold the Restricted Securities in a private offering on December 21, 1998 to J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Lehman Brothers Inc., NationsBanc Montgomery Securities LLC, ABN AMRO Incorporated and First Chicago Capital Markets, Inc. pursuant to a purchase agreement dated December 16, 1998 between us and them. These "initial purchasers" of the Restricted Securities resold them to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act and outside the United States in accordance with the provisions of Regulation S under the Securities Act.

   In connection with the private offering of the Restricted Securities, we entered into an exchange and registration rights agreement dated December 21, 1998, with the initial purchasers, in which we agreed, among other things:

  . to file with the SEC on or before March 21, 1999, a registration statement relating to an exchange offer for the Restricted Securities;

  . to use our reasonable best efforts to cause such exchange offer registration statement to be declared effective under the Securities Act on or before June 19, 1999;

  . upon the effectiveness of the registration statement, to offer the holders of the Restricted Securities the opportunity to exchange their Restricted Securities for a like principal amount of Exchange Securities;

  . to keep the exchange offer open for not less than 30 days, or longer, if required by applicable law, after notice of the exchange offer is mailed to holders of Restricted Securities; and

  . to use our reasonable best efforts to complete the exchange offer on or before July 19, 1999.

   We are making the exchange offer to satisfy your registration rights under the exchange and registration rights agreement. If we fail to fulfill such obligations, we must pay you, as a holder of outstanding Restricted Securities, penalty interest at a rate of 0.50% per annum, determined daily.

   We strongly encourage you to read the entire text of the exchange and registration rights agreement, which is included as Exhibit 4.2 to the exchange offer registration statement. We expressly qualify all discussion of the exchange and registration rights agreement by the terms of the agreement itself.

Effect of the Exchange Offer

   Based on several no-action letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any Exchange Securities issued to you in the exchange offer without registration of your Exchange Securities or of a prospectus, if

  . you are acquiring the Exchange Securities in the ordinary course of your business;

  . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Securities;

  . you are not an affiliate of Rite Aid as defined in Rule 405 under the Securities Act; and

  . you are not a broker-dealer who acquired Restricted Securities as a result of market-making activities or other trading activities.

   If you are an affiliate of Rite Aid or an initial purchaser, or if you have any arrangement or understanding with any person to participate in a distribution of the Exchange Securities:

  . you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of Exchange Securities; and

  . you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the Exchange Securities.

   Each broker-dealer that receives Exchange Securities for its own account in exchange for Restricted Securities it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its Exchange Securities. This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

Terms of the Exchange Offer

  . We will accept all Restricted Securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You should read "--Expiration Date; Extensions; Amendments" below for an explanation of how the expiration date may be amended.

  . We will issue and deliver $1,000 principal amount of Exchange Securities in exchange for each $1,000 principal amount of outstanding Restricted Securities accepted in the exchange offer. Holders may exchange some or all of their Restricted Securities in denominations of $1,000 and integral multiples of $1,000.

  . By tendering Restricted Securities in exchange for Exchange Securities and by signing the letter of transmittal, you will be representing that, among other things:

    . any Exchange Securities to be received by you will be acquired in the ordinary course of your business;

    . you have no arrangement or understanding with any person to participate in the distribution of the Exchange Securities; and

    . you are not an affiliate, as defined in Rule 405 under the Securities
      Act, of Rite Aid, or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  . We are sending this prospectus and the letter of transmittal to all registered holders of Restricted Securities as of the close of business
    on      , 1999.

  . We are not conditioning the exchange offer upon the tender of any minimum amount of Restricted Securities.

  . We have provided for customary conditions, which we may waive in our discretion. See "--Conditions to the Exchange Offer."

  . We may accept tendered Restricted Securities by giving oral or written notice to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Exchange Securities from us and delivering them to you.

  . You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Restricted Securities We will pay all charges and expenses in connection with the exchange offer other than taxes specified under "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time, on     ,
1999, unless we, in our sole discretion, extend it. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement. We may also accept all properly tendered Restricted Securities as of the expiration date and extend the expiration date in respect of the remaining outstanding Restricted Securities.

   We may, in our sole discretion,

    . amend the terms of the exchange offer in any manner;

    . delay acceptance of, or refuse to accept, any Restricted Securities not previously accepted;

    . extend the exchange offer; or

    . terminate the exchange offer.

   We will give prompt notice of any amendment to the registered holders of the Restricted Securities. If we materially amend the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law.

Procedures for Tendering

   Only a holder of Restricted Securities may tender them in the exchange offer. To tender in the exchange offer, you must:

    . complete, sign and date the letter of transmittal or a facsimile of it;

    . have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

    . mail or deliver an original or facsimile of the letter of transmittal and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date.

   Prior to the expiration date, the exchange agent must receive a timely confirmation of a book-entry transfer of tendered Restricted Securities into its account at the Depository Trust Company, "DTC", as required by the procedures for book-entry transfer as provided for in this prospectus and in the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

   Any financial institution that is a participant in DTC's system may make book-entry delivery of the Restricted Securities by causing DTC to transfer the Restricted Securities into the exchange agent's account in accordance with DTC's procedures. Although book-entry transfer into the exchange agent's account at DTC will effect delivery of Restricted Securities, you must deliver an original or facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at its address set forth under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date.

   Delivery of documents to DTC in accordance with DTC's procedures does NOT constitute delivery to the exchange agent.

   The tender by a holder of Restricted Securities will constitute an agreement between the holder, Rite Aid and the exchange agent in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal. If a holder tenders less than all the Restricted Securities held, the holder should fill in the amount of Restricted Securities being tendered in the appropriate box on the letter of transmittal. The exchange agent will deem the entire amount of Restricted Securities delivered to it to have been tendered unless the holder has indicated otherwise.

   The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. Do not send your letter of transmittal or other required documents to us.

 Signature Requirements and Signature Guarantee

   You must arrange for an "eligible institution" to guarantee the signatures on a letter of transmittal or a notice of withdrawal. The following are "eligible institutions":

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  . a commercial bank or trust company having an office or correspondent in the United States or

  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

A signature guarantee is not required with respect to Restricted Securities tendered for the account of an eligible institution.

   If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should indicate the capacity in which they are signing when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act as fiduciary or representative with the letter of transmittal.

Conditions of the Exchange Offer

   We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered Restricted Securities in our sole discretion. Our determination will be final and binding. We may reject any and all Restricted Securities which are not properly tendered or any Restricted Securities of which our acceptance would, in the opinion of our counsel, be unlawful. We also may waive any irregularities or conditions of tender as to particular Restricted Securities. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Restricted Securities within the time we determine.

   Although we intend to notify tendering holders of defects or irregularities with respect to tenders of Restricted Securities, neither we nor anyone else has any duty to notify these holders. Neither we nor anyone else shall incur any liability for failure to give this notification. Your Restricted Securities will not be deemed tendered until you have cured, or we have waived, any irregularities. As soon as practicable following the expiration date the exchange agent will return any Restricted Securities that we reject due to improper tender or otherwise unless you cure all defects or irregularities or we waive them.

   We reserve the right in our sole discretion:

  . to purchase or make offers for any Restricted Securities that remain outstanding subsequent to the expiration date;

  . to terminate the exchange offer, as set forth in "--Conditions to the Exchange Offer"; and

  . to the extent permitted by applicable law, to purchase Restricted
    Securities in the open market, in privately negotiated transactions or otherwise.

   The terms of purchases or offers by us may differ from the terms of the exchange offer.

   We will not be required to accept for exchange, or to issue Exchange Securities for, any Restricted Securities, and we may terminate or amend the exchange offer before the acceptance of Restricted Securities if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied:

  . the exchange offer, or the making of any exchange by a holder of Restricted Securities, violates applicable interpretations of the SEC staff;

  . any person shall have initiated or threatened an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer; or

  . any legislative or regulatory body shall have adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the exchange offer.

   If we determine that we may terminate the exchange offer for any of these reasons, we may:

  . refuse to accept any Restricted Securities and return any Restricted
    Securities that have been tendered to the tendering holders,

  . extend the exchange offer and retain all Restricted Securities tendered prior to the expiration date of the exchange offer, subject to the rights of the holders of the tendered Restricted Securities to withdraw their Restricted Securities, or

  . waive the termination event with respect to the exchange offer and accept the properly tendered Restricted Securities that have not been withdrawn.

If we determine that the waiver constitutes a material change in the exchange offer, we will promptly disclose the change in a manner reasonably calculated to inform the holders of the change and we will extend the exchange offer to the extent required by law.

   We may assert or waive any of these conditions in our complete discretion.

Book-Entry Transfer

   The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Restricted Securities. Subject to the establishment of these accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Restricted Securities by causing DTC to transfer them into the exchange agent's account with respect to the Restricted Securities. Each institution must do this in accordance with DTC's Automated Tender Offer Program procedures for book-entry transfer. However, the exchange agent will only exchange the tendered Restricted Securities after a timely confirmation of their book-entry transfer into the exchange agent's account, and timely receipt of an Agent's Message and any other documents required by the letter of transmittal.

   The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that

  . DTC has received an express acknowledgment from a participant tendering Restricted Securities the participant has received the letter of transmittal and agrees to be bound by its terms, and

  .  Rite Aid may enforce the agreement against the participant.

   Although you may effect delivery of Restricted Securities through DTC into the exchange agent's account at DTC, you must provide the exchange agent a completed and executed letter of transmittal with any required signature guarantee and all other required documents prior to the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the letter of transmittal to the exchange agent within the time period provided. Delivery of documents to DTC without confirmation or compliance does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

   If you wish to tender your Restricted Securities and (1) cannot deliver the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) cannot complete the procedure for book-entry transfer on a timely basis, you may instead effect a tender if:

  . you make the tender through an eligible institution;

  . prior to the expiration date, the exchange agent receives from the eligible institution (1) an original or facsimile or the properly completed and duly executed letter of transmittal and (2) notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, specifying the name and address of the holder and the principal amount of the Restricted Securities tendered, stating that the tender is being made, and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, a confirmation of a book-entry transfer into the exchange agent's account at DTC and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives confirmation of a book-entry transfer into its account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

   The exchange agent will provide you a form of notice of guaranteed delivery upon request.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw tendered Restricted Securities at any time before 5:00 p.m., New York City time, on the expiration date.

   To do so, you must provide the exchange agent with a written or facsimile transmission notice of withdrawal before 5:00 p.m., New York City time, on the expiration date.

   Any notice of withdrawal must

  . identify the Restricted Securities to be withdrawn, including the principal amount of the Restricted Securities and the name and number of the account at DTC to be credited; and

  . be signed by you in the same manner as the original signature on your letter of transmittal, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of the withdrawn Restricted Securities into your name.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of all withdrawal notices. Our determination shall be final and binding on all parties. We will not deem any properly withdrawn Restricted Securities to be validly tendered for purposes of the exchange offer and will not issue Exchange Securities with respect to them unless the holder of the properly withdrawn Restricted Securities validly retenders them. You may retender withdrawn Restricted Securities by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

   We have appointed Harris Trust and Savings Bank, which also acts as the trustee under the indenture, as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct all communications with the exchange agent, including requests for assistance or for additional copies of this prospectus or of the letter of transmittal as follows:

 Facsimile Transmission        By Hand/Overnight          By Registered or
         Number:                   Delivery:               Certified Mail:
                           Harris Trust and Savings   Harris Trust and Savings
                                     Bank                       Bank
      (For Eligible        c/o Harris Trust Company   c/o Harris Trust Company
   Institutions Only)             of New York                of New York
     (212) 701-7636             88 Pine Street              P.O. Box 1010
                                  19th Floor             Wall Street Station
                              New York, NY 10005       New York, NY 10268-1010

     For General Information and to Confirm Receipt of Facsimile by Telephone:
                                  (212) 701-7624

   Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Fees and Expenses

   We will bear all expenses of the exchange offer. We are making the principal solicitation regarding the exchange offer by mail. Our officers and regular employees and our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Restricted Securities and in handling or forwarding tenders for exchange.

Transfer Taxes

   We will pay any transfer taxes applicable to the exchange of Restricted Securities in response to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of Restricted Securities in response to the exchange offer, then the amount of any these transfer taxes, whether imposed on the registered holder of the Securities or any other person, will be payable by the tendering holder. For example, the tendering holder will pay transfer taxes, if:

  . Exchange Securities for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Restricted Securities tendered; or

  . tendered Restricted Securities are registered in the name of any person other than the person signing the letter of transmittal.

   If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your letter of transmittal, we will bill you for the amount of these transfer taxes directly.

Accounting Treatment

   We will record the Exchange Securities at the same carrying value as the Restricted Securities, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will capitalize the expenses of the exchange offer for accounting purposes. We will classify these expenses as prepaid expenses and include them in other assets on our balance sheet. We will amortize these expenses over the period until

  . December 15, 2000 with respect to the 2000 Notes;
  . December 15, 2005 with respect to the 2005 Notes;
  . December 15, 2008 with respect to the 2008 Notes and
  . December 15, 2028 with respect to the 2028 Notes.

Consequences of a Failure to Exchange Restricted Securities

   Holders of Restricted Securities who do not tender them in the exchange offer will continue to hold their Restricted Securities and will be entitled to all the rights, under the indenture. By making the exchange offer, we will satisfy our obligation to provide you with Exchange Securities and register your Restricted Securities for resale.

   All untendered Restricted Securities will continue to be subject to the restrictions on transfer set forth in the indenture. Accordingly, after the completion of the exchange offer, you will only be able to offer for sale, sell or otherwise transfer untendered Restricted Securities as follows:

  . to us;

  . in connection with a registration statement that has been declared effective under the Securities Act;

  . for so long as the Restricted Securities are eligible for resale under Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer within the meaning of Rule 144A, that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

  . in connection with offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act; or

  . under any other available exemption from the registration requirements of the Securities Act.

   The tender and acceptance in the exchange offer of Restricted Securities could adversely affect the liquidity of the trading market for any untendered Restricted Securities.

                         DESCRIPTION OF THE SECURITIES

   The form and terms of the Exchange Securities are the same as the form and terms of the Restricted Securities except that the Exchange Securities will have been registered under the Securities Act and thus will not bear legends restricting their transfer as required by the Securities Act. The Restricted Securities have been, and the Exchange Securities are to be, issued under an indenture, dated as of December 21, 1998, between Rite Aid and Harris Trust and Savings Bank, as trustee.

       2000 Notes                2005 Notes                2008 Notes              2028 Debentures
------------------------- ------------------------- ------------------------- -------------------------
Principal    $200,000,000 Principal    $200,000,000 Principal    $150,000,000 Principal    $150,000,000
amount being              amount being              amount being              amount being
offered                   offered                   offered                   offered
Maturity     December 15, Maturity     December 15, Maturity     December 15, Maturity     December 15,
 Date:       2000         Date:        2005         Date:        2008         Date:        2028
Interest     5 1/2%       Interest     6%           Interest     6 1/8%       Interest     6 7/8%
 Rate:                    Rate:                     Rate:                     Rate:
Interest     June 15 and  Interest     June 15 and  Interest     June 15 and  Interest     June 15 and
payment      December 15  payment      December 15  payment      December 15  payment      December 15
dates:                    dates:                    dates:                    dates:

   The Securities are limited to $700,000,000 in aggregate principal amount. The Restricted Securities are, and the Exchange Securities will be, unsecured obligations of Rite Aid and will rank equally with all our other unsecured and unsubordinated obligations. We will issue the Exchange Securities only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000.

   Each of the Exchange Securities will bear interest from the last payment date on which interest was paid on the Restricted Securities surrendered in exchange for the relevant Exchange Securities. If we have paid no interest on the Restricted Securities, the Exchange Securities will bear interest from December 21, 1998. We will pay interest to the persons in whose name the Exchange Securities are registered on the applicable record date, which is the fifteenth calendar day immediately preceding the related Interest Payment Date.

   We will issue the Exchange Securities in the form of one or more registered global securities. These will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. See "--Book-Entry System."

We have the right to redeem the Securities

   We may redeem the 2005 Notes, the 2008 Notes and the Debentures at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of

  . 100% of the principal amount of the Securities to be redeemed or

  . the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the stated maturity date of the Securities discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 20 basis points, in the case of the 2005 Notes or 2008 Notes, or 25 basis points in the case of the Debentures,

  . plus, in each case, accrued and unpaid interest on the Securities to but excluding the redemption date.

   We will mail notice of any redemption at least 30 days, but not more than 90 days, before the redemption date to each holder of the Securities to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Securities or portions of the Securities called in connection with the redemption.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining life that would be utilized, at the time of selection and in accordance with customary practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the Securities to be redeemed.

   "Comparable Treasury Price" means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for the relevant redemption date, after excluding the highest and lowest of these Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all quotations obtained.

   "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

   "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Lehman Brothers Inc., NationsBanc Montgomery Securities LLC, ABN AMRO Incorporated and First Chicago Capital Markets, Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be primary U.S. Government securities dealers in New York City, a "Primary Treasury Dealer", the Company shall substitute therefor another Primary Treasury Dealer.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable

Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by the relevant Reference Treasury Dealer by 5:00 p.m., New York City time, on the third Business Day preceding the redemption date.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for the redemption date.

Covenants Applicable to Securities

 The indenture does not prohibit us from entering into transactions that may adversely affect you

   The indenture does not contain any provisions that permit you to require prepayment in the event of a change in the management or control of Rite Aid. It does not afford you protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Rite Aid that may adversely affect you, except to the limited extent that the covenants described below might affect our ability to consummate these transactions.

   The various restrictive provisions of the indenture apply to Rite Aid and to what the indenture defines as our "Restricted Subsidiaries" but do not apply to what the indenture defines as our "Unrestricted Subsidiaries". In this section, we use the terms "we" and "us" to mean Rite Aid and our Restricted Subsidiaries.

   "Unrestricted Subsidiaries" are those Subsidiaries which are designated as Unrestricted Subsidiaries by our Board of Directors from time to time pursuant to the indenture, unless and until designated as Restricted Subsidiaries by the Board of Directors under the indenture.

   "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries.

   A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary at least 99% of the outstanding voting stock of which, except directors' qualifying shares, is owned by us.

   A "Subsidiary" is a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or an entity other than a corporation of which we have, directly or indirectly, the majority ownership and the power to direct the management. (Section 1.01)

   We may not designate an Unrestricted Subsidiary a Restricted Subsidiary if it has any debt we would not be permitted to incur under the terms of the indenture, immediately after the Unrestricted Subsidiary becomes a Restricted Subsidiary. (Section 10.11(a))

 The indenture limits our right to incur Secured Debt

   We may not incur or guarantee indebtedness secured by any lien, mortgage, pledge or other encumbrance on our property without equally and ratably securing the securities. This restriction does not apply to permitted encumbrances described in the indenture, including:

   . purchase money mortgage encumbrances existing on property at the time we acquire it,

   .  conditional sales and similar agreements,

  .the extension, renewal or refunding of any of the foregoing, and

  . any Secured Debt of a Restricted Subsidiary owing to Rite Aid or a Wholly-owned Restricted Subsidiary.

  . other indebtedness secured by encumbrances not otherwise specifically permitted which, together with Attributable Debt respecting existing Sale and Leaseback Transactions, excluding Sale and Leaseback Transactions entered into in respect of property we acquired not more than 24 months prior to the date the Sale and Leaseback Transaction is entered into, and unsecured Funded Debt of Restricted Subsidiaries, excluding unsecured Funded Debt incurred through extension, refund or renewal where Consolidated Funded Debt was not thereby increased and excluding any Funded Debt owed to Rite Aid or a Wholly-owned Restricted Subsidiary, incurred or entered into, as the case may be, after the date of the indenture, would not at the time exceed 20% of the Consolidated Net Tangible Assets of Rite Aid and its Restricted Subsidiaries. (Section 10.10)

Under the indenture (Section 1.01):

  . ""Consolidated Net Tangible Assets" means the total amount of assets on our consolidated balance sheet less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation after deducting (a) all liabilities and liability items, including amounts in respect of obligations under leases, or guarantees of leases, which under generally accepted accounting principles would be included on the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes and
     (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

  . ""Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after its date of determination and any indebtedness, regardless of its term, renewable according to its terms or of a revolving credit or similar agreement effective for more than one year after the date of the creation of the indebtedness, which would, in accordance with generally accepted accounting practice, be classified as funded debt, excluding (a) indebtedness for which money in satisfaction of the indebtedness has been deposited in trust, (b) certain guarantees arising in the ordinary course of business and (c) liabilities resulting from capitalization of lease rentals;

  . ""Secured Debt" means indebtedness for money borrowed which is secured by a lien or other encumbrance on our property, excluding certain guarantees arising in the ordinary course of business; and

  . ""Attributable Debt" means as to any Sale and Leaseback Transaction, in the case of a capital lease, the amount of the capital lease obligation thereunder and in all other cases, the present value of the minimum remaining rental obligation discounted at the interest factor included in the rental payment.

 The indenture limits our right to make sales with leases back

   We may not sell or transfer, except to Rite Aid or one or more Wholly-owned Restricted Subsidiaries, any manufacturing plant, warehouse, retail store or equipment owned and operated by us on or after the date of the indenture with the intention that we take back a lease on it, except a lease for a period, including renewals, of not more than 24 months by the end of which period it is intended that the use of the property by the lessee will be discontinued, any such transaction, a "Sale and Leaseback Transaction", except:

  . where we would be entitled under Section 10.10(d) of the indenture to incur additional secured indebtedness not otherwise specifically permitted by the indenture in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction,

  . where the Sale and Leaseback Transaction is entered into in respect of property acquired by us within 24 months of its acquisition or

  . where, within 120 days of entering into the Sale and Leaseback
    Transaction, we apply to the retirement of its Secured Debt an amount equal to the greater of:

    . the net proceeds of the sale of the property leased in the transaction or

    . the fair market value of the property leased.

 The indenture limits the right of Restricted Subsidiaries to incur Funded Debt

   The indenture prohibits our Restricted Subsidiaries from becoming liable for any unsecured Funded Debt except where we would be entitled under Section 10.10(d) of the indenture to incur additional secured indebtedness not otherwise specifically permitted by the indenture in an amount equal to such Funded Debt and except for certain extensions, refundings and renewals of Funded Debt and Funded Debt owing to Rite Aid or a Wholly-owned Restricted Subsidiary. (Section 10.08)

 The indenture limits our rights to merge or sell our assets

   We may not merge with, or sell our property substantially as an entirety to any other corporation if, as a result, our properties or assets would become subject to a mortgage, lien or other encumbrance which would not be permitted by the indenture, unless the Securities are equally and ratably secured with these obligations. Any successor entity must be a corporation organized in the United States and assume the payment of the principal and interest on the Securities and the performance of every covenant under the indenture. Immediately after giving effect to a merger or a consolidation, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 8.01)

   Although the amount of our property that will constitute a sale of the property "substantially as an entirety" is not readily quantifiable, a determination as to whether such a sale has occurred will depend on the percentage of operating and total assets transferred, among other measurements, and other facts and circumstances of the transaction. In any particular transaction, the determination of whether a sale of the property "substantially as an entirety" has occurred will be made by us, and we will give notice of the occurrence to the holders of the securities. Because of the uncertainty regarding whether a particular sale will constitute a sale of property "substantially as an entirety," holders will not be able to determine for themselves whether such a transaction has occurred and will have to rely on our determination. If such a transaction occurs, the person to whom the "entire" amount of our property is transferred shall enter into a supplemental indenture satisfactory in form to the trustee.

Your consent is required for modification of the indenture

   We can generally only modify the indenture and the rights of the holders with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding securities. However, no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of holders to institute suit for payment or reducing the percentage required for modification will be effective against any holder without his, her or its consent. (Section 9.02)

Events of Default

   Each of the following is an event of default under the indenture:

  . any default in any payment of principal of, or premium, if any, upon any securities when due;

  . any default for 30 days in any payment of interest on any securities when due;

  . any default in the performance of the covenant restricting merger and sale of assets;

  . any default for 60 days after appropriate notice in the performance of any other covenant in the indenture;

  . certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures or instruments under which we may have issued, or by which there may have been secured or evidenced, any other of our indebtedness; or

  . certain events in bankruptcy, insolvency or reorganization.

   If an event of default shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the securities then outstanding may declare the principal of the securities and any and all accrued interest to be due and payable.

   The holders of a majority in aggregate principal amount of the securities then outstanding may waive any event of default with respect to the securities which has been cured. (Sections 5.01, 5.02 and 5.13)

   We will file annually with the trustee a written statement signed by an officer as to the absence of certain defaults under the terms of the indenture. The indenture provides that the trustee may withhold notice to the holders of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the holders to do so. (Sections 6.02 and 10.13)

   Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the indenture provides that the trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of holders unless the holders shall have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and certain other rights of the trustee, the indenture provides that the holders of a majority in principal amount of the securities then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Sections 5.12 and 6.03)

We may discharge our obligations under the indenture

   The indenture provides us with the option to discharge any and all obligations, except for certain obligations to register the transfer or exchange of securities, to replace stolen, lost or mutilated securities, to maintain paying agencies and hold moneys for payment in trust, by depositing with the trustee, in trust, money or U.S. government obligations, or both, which through the payment of interest and principal on the deposits in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest on the relevant securities in accordance with the terms of the indenture and the relevant securities. We may only exercise this option:

  . if we have received from, or there has been published by, the United
    States IRS a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of securities,

  . there is no event of default or event which may become an event of default then occurring and

  . our action would not cause any outstanding securities to become delisted.
    (Article 12)

   The indenture also provides us with the option to have the occurrence of events described in the fifth bullet point under the heading "--Events of Default" above no longer be events of default and to omit to comply with certain of the covenants described under the heading "--Covenants Applicable to Securities." above. In order to exercise such option:

  . we must deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay principal and premium, if any, and interest on such securities in accordance with the terms of the indenture and the securities.

  . no event of default or event which may become an event of default may have occurred and be continuing on the date of deposit with the trustee, and

  . we must deliver to the trustee an opinion of counsel to the effect that the deposit and related option not to comply with certain covenants will not cause the holders of the securities to recognize income, gain or loss for federal income tax purposes. (Article 12)

If we exercise the defeasance option, payment of the securities may not be accelerated

   We may exercise the defeasance option notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the securities may not be accelerated because of an event of default. If we exercise the covenant defeasance option, payment of the securities may not be accelerated by reference to the provisions described in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to the securities under the indenture after exercising the covenant defeasance option and the securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee could be insufficient to pay amounts due on the securities at the time of the acceleration resulting from an event of default. However, we will remain liable in respect of these payments. (Article 12)

Book-Entry System

   We will issue the Exchange Securities in the form of one or more fully registered global securities that we will deposit with, or on behalf of, DTC and register in the name of DTC's nominee. See "--General."

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its "participants" deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. A number of these "direct participants" and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, including Euroclear and Cedel Bank. The rules applicable to DTC and its participants are on file with the SEC.

   We will make payments of principal of, premium, if any, and interest on the securities to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records. DTC will credit payments of interest on, premium, if any and principal of the securities held through Euroclear or Cedel Bank to the cash accounts of their respective participants in accordance with the relevant system's rules and procedures. Standing instructions and customary practices will govern payments by participants to beneficial owners of the securities, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the participant's responsibility and not DTC's, the trustee's or any paying agent's under the indenture, or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee or any paying agent. Disbursement of payments to direct participants is DTC's responsibility, and disbursement of payments to the beneficial owners of the securities is the responsibility of direct and indirect participants.

   DTC may decide to discontinue providing its services as securities depository with respect to the securities at any time by giving notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.

   None of Rite Aid, the trustee, any paying agent or any registrar for the securities will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial ownership interests in, securities represented in global form, or for maintaining, supervising or receiving any records relating to any beneficial ownership interests maintained by DTC.

Concerning the Trustee

   Harris Trust and Savings Bank is the trustee under the indenture and we have appointed them as the initial registrar and paying agent with respect to the securities.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives Exchange Securities for its own account by accepting the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these Exchange Securities. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Securities received in exchange for Restricted Securities where the Restricted Securities were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of its Exchange Securities.

   We will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Broker-dealers may sell from time to time Exchange Securities they receive for their own account pursuant to the exchange offer

   . in one or more transactions in the over-the-counter market,

   . in negotiated transactions,

   . through the writing of options on the Exchange Securities or

   . a combination of these methods of resale.

   Broker-dealers may sell at

  . market prices prevailing at the time of resale,

  . prices related to the prevailing market prices or

  . negotiated prices.

   Any broker-dealer may resell directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of the Exchange Securities. Any broker-dealer that resells Exchange Securities that it received for its own account by accepting the exchange offer and any broker or dealer that participates in a distribution of the Exchange Securities may be an "underwriter" within the meaning of the Securities Act. Any profit on any underwriter's resale of Exchange Securities and any commission or concessions received by any underwriters may be underwriting compensation under the Securities Act. The letter of transmittal states that, a broker-dealer does not admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus.

   For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any broker-dealers and will indemnify the holders of the securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Morgan, Lewis & Bockius LLP will pass upon the validity of the Exchange Securities for us.

                                    EXPERTS

   The consolidated financial statements of Rite Aid and its subsidiaries as of February 28, 1998 and March 1, 1997 and for each of the years in the three-year period ended February 28, 1998, and the related financial statement schedule, have been incorporated by reference into this prospectus and registration statement and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, statement and upon authority of said firm as experts in accounting and auditing.

   With respect to the unaudited interim financial information of the Company and subsidiaries for the periods ended May 30, 1998, August 29, 1998 and November 28, 1998, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended May 30, 1998, August 29, 1998 and November 28, 1998, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of PCS Holding Corporation and subsidiaries included in our Form 8-K dated January 19, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Rite Aid has not authorized any person to give any information or make any representations other than those contained in this prospectus, and, if given or made, you must not rely on any such information or representations as having been authorized by Rite Aid. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Rite Aid since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                               ----------------

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                             Rite Aid Corporation

                               ----------------

                                  PROSPECTUS

                               ----------------

                        Offer to Exchange 5 1/2% Notes
            Due 2000, 6% Notes Due 2005, 6 1/8% Notes Due 2008 and
             6 7/8% Debentures Due 2028 for 5 1/2% Notes Due 2000,
                              6% Notes Due 2005,
                           6 1/8% Notes Due 2008 and
                          6 7/8% Debentures Due 2028

                                      , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

   Registrant's Restated Certificate of Incorporation and By-Laws provide Registrant will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of Registrant or is or was serving at the request of Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by Registrant to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Registrant to provide broader indemnification rights than said law permitted Registrant to provide prior to such amendment). The indemnity may include all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of Registrant and shall inure to the benefit of such person's heirs, executors and administrators.

   Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under
Section 174 (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Registrant's Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit, and provide that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify offices and directors against such liability. Registrant's Restated Certificate of Incorporation allows Registrant to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. Registrant has obtained liability coverage, which includes coverage to reimburse Registrant for amounts required or permitted by law to be paid to indemnify directors and officers.

   The foregoing summary of the Delaware General Corporation Law, Registrant's Restated Certificate of Incorporation and Registrant's By-Laws is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and by reference to the relevant provisions of Registrant's Restated Certificate of Incorporation and the relevant provisions of Registrant's By-Laws.

Item 21. Exhibits and Financial Statement Schedules

   (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement (previously filed except where otherwise indicated):

   4.1   Indenture, dated as of December 21, 1998, by and among Rite Aid
         Corporation and Harris Trust and Savings Bank, as Trustee.
   4.2   Exchange and Registration Rights Agreement, dated as of December 21,
         1998, by and among Rite Aid Corporation, J.P. Morgan Securities Inc.,
         Salomon Smith Barney Inc., Lehman Brothers Inc., Nationsbanc
         Montgomery Securities LLC, ABN AMRO Incorporated and Chicago Capital
         Markets Inc.
         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the
   5     securities being registered.
   12    Statement re Computation of Ratio of Earnings to Fixed Charges.
   15*   Letter re Unaudited Interim Financial Information.
   23.1  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).
   23.2* Consent of KPMG LLP.
   23.3* Consent of Ernst & Young LLP
   24    Powers of Attorney (contained on signature page).
         Statement of Eligibility of Harris Trust and Savings Bank, as Trustee,
   25    on Form T-1.
   99.1  Form of Letter of Transmittal respecting the offer to exchange 5 1/2%
         Notes due 2000, 6% Notes due 2005, 6 1/8% Notes due 2008 and 6 7/8%
         Debentures due 2028 which have been registered under the Securities
         Act for 5 1/2% Notes due 2000, 6% Notes due 2005, 6 1/8% Notes due
         2008 and 6 7/8% Debentures due 2028.
   99.2  Form of Notice of Guaranteed Delivery.

--------

* Filed herewith

  (b) Financial Statement Schedules:

    Financial Statement Schedules filed herewith:

       None applicable.

Item 22. Undertakings.

   (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the provisions described under Item 20 or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a co-registrant of expenses incurred or paid by a director, officer or controlling person of such co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania on May 5, 1999.

                                          RITE AID CORPORATION

                                          By:  /s/ Martin L. Grass
                                             ----------------------------------
                                                  Martin L. Grass
                                                  Chairman of the Board
                                                  and Chief Executive
                                                  Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                      Title                  Date

        /s/ Martin L. Grass          Chairman of the            May 5, 1999
-----------------------------------   Board and Chief
          Martin L. Grass             Executive Officer
                                      (Principal
                                      Executive Officer)

       /s/ Timothy J. Noonan         President, Chief           May 5, 1999
-----------------------------------   Operating Officer
         Timothy J. Noonan            and Director

       /s/ Frank M. Bergonzi         Executive Vice             May 5, 1999
-----------------------------------   President
         Frank M. Bergonzi            and Chief Financial
                                      and Accounting
                                      Officer (Principal
                                      Financial and
                                      Accounting Officer)

       /s/ Franklin C. Brown         Vice Chairman of the       May 5, 1999
-----------------------------------   Board and Director
         Franklin C. Brown

                 *                   Director                   May 5, 1999
-----------------------------------
        William J. Bratton

                 *                   Director                   May 5, 1999
-----------------------------------
            Alex Grass

                 *                   Director                   May 5, 1999
-----------------------------------
         Leonard I. Green

                 *                   Director                   May 5, 1999
-----------------------------------
        Nancy A. Lieberman

                 *                   Director                   May 5, 1999
-----------------------------------
          Philip Neivert

                 *                   Director                   May 5, 1999
-----------------------------------
         Leonard N. Stern

                 *                   Director                   May 5, 1999
-----------------------------------
       Preston Robert Tisch

                 *                   Director                   May 5, 1999
-----------------------------------
         Gerald Tsai, Jr.

      /s/ Frank M. Bergonzi

* ______________________________

        Attorney in Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
 4.1     Indenture, dated as of December 21, 1998, by and among Rite Aid
         Corporation and Harris Trust and Savings Bank, as Trustee.
 4.2     Exchange and Registration Rights Agreement, dated as of December 21,
         1998, by and among Rite Aid Corporation, J.P. Morgan Securities Inc.,
         Salomon Smith Barney Inc., Lehman Brothers Inc., Nationsbanc
         Montgomery Securities LLC, ABN AMRO Incorporated and Chicago Capital
         Markets Inc.
         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the
 5       securities being registered.
 12      Statement re Computation of Ratio of Earnings to Fixed Charges.
 15*     Letter re Unaudited Interim Financial Information.
 23.1    Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).
 23.2*   Consent of KPMG LLP.
 23.3*   Consent of Ernst & Young LLP.
 24      Powers of Attorney (contained on signature page).
         Statement of Eligibility of Harris Trust and Savings Bank, as Trustee,
 25      on Form T-1.
 99.1    Form of Letter of Transmittal respecting the offer to exchange 5 1/2%
         Notes due 2000, 6% Notes due 2005, 6 1/8% Notes due 2008 and 6 7/8%
         Notes due 2028 which have been registered under the Securities Act for
         5 1/2% Notes due 2000, 6% Notes due 2005, 6 1/8% Notes due 2008 and 6
         7/8% Debentures due 2028.
 99.2    Form of Notice of Guaranteed Delivery.

--------

* Filed herewith